Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. COMMON SHARES

TO BEGIN TRADING ON THE OTC PINK MARKETPLACE

DALLAS, TEXAS, December 27, 2017…EXCO Resources, Inc. (NYSE: XCO.BC) (OTC Pink: XCOO) (“EXCO” or the “Company”) today announced that on December 22, 2017, EXCO was notified by the New York Stock Exchange (“NYSE”) that the NYSE has determined to commence proceedings to delist EXCO’s common shares from the NYSE as a result of EXCO’s failure to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million pursuant to Section 802.01B of the NYSE Listed Company Manual. The NYSE also suspended the trading of EXCO’s common shares at the close of trading on December 22, 2017.

Under the NYSE Listed Company Manual, the Company has a right to appeal this determination, provided a written request for such appeal is submitted to the NYSE within ten business days after receiving the notice of delisting. The Company has decided not to seek an appeal.

The Company’s common shares commenced trading on the OTC Pink Marketplace under the symbol “XCOO” on December 27, 2017. The Company can provide no assurance that its common shares will commence or continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s common shares on this market or whether the trading volume of the Company’s common shares will be sufficient to provide for an efficient trading market.

The delisting of EXCO’s common shares from the NYSE does not affect EXCO’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt agreements.

EXCO is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the trading of EXCO’s common shares on the OTC Pink Marketplace, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.